Exhibit 99.1

 Mr. Cooper Announces Sale of Reverse Servicing Portfolio

DALLAS--(BUSINESS WIRE)--July 6, 2021--Mr. Cooper Group Inc. (“Mr. Cooper” or “the Company”) announced today that it has entered into a definitive agreement for the sale of its Reverse servicing portfolio, operating under the Champion Mortgage brand, to Mortgage Assets Management, LLC and its affiliates (“MAM”). Upon the close of the transaction, which is subject to regulatory approvals and other closing conditions and is expected prior to year end, MAM and its affiliates will assume Champion’s reverse portfolio and related operations. The terms of the transaction have not been disclosed; however, the Company does not expect a significant impact on second quarter results.

The sale will reduce Mr. Cooper’s servicing portfolio by approximately $16 billion in unpaid principal balance and decrease its balance sheet by approximately $5 billion in HECM and other assets. Pending the close of the transaction, the Company will carry the Reverse business in discontinued operations.

“We are incredibly thankful to the Champion Mortgage team for their steadfast commitment to our business, and we will work to make the transition for them and our customers as smooth as possible,” said Jay Bray, Chairman and CEO of Mr. Cooper Group. “From a strategic standpoint, this is a major transaction -- we can now completely focus on our core origination and servicing segments. It also improves profitability, strengthens our capital ratios, and positions us to accelerate growth.”

Vice Chairman, President and CFO Chris Marshall added, “Measured from inception, Champion Mortgage has been a profitable operation for Mr. Cooper, but it is not a material driver of our business. This transaction strengthens our business model, simplifies our financial statements, and allows us to reallocate liquidity into our core operations. These benefits will contribute to even stronger momentum for Mr. Cooper.”

Wachtell, Lipton, Rosen & Katz acted as legal advisor to Mr. Cooper Group and Houlihan Lokey acted as financial advisor to Mr. Cooper Group.

About Mr. Cooper Group

Mr. Cooper Group Inc. (NASDAQ: COOP) provides quality servicing, origination and transaction-based services related principally to single-family residences throughout the United States with operations under its primary brands: Mr. Cooper® and Xome®. Mr. Cooper is one of the largest home loan servicers in the country focused on delivering a variety of servicing and lending products, services and technologies. For more information, visit www.mrcoopergroup.com.

Contacts

Investor Contact:
Kenneth Posner, SVP Strategic Planning and Investor Relations
(469) 426-3633
Shareholders@mrcooper.com

Media Contact:
Christen Reyenga, VP Corporate Communications
MediaRelations@mrcooper.com